Exhibit 99.2

NEWS RELEASE

Gray Announces Closing of Term Loan and Revolving Credit Facility Refinancing

Atlanta, Georgia – June 4, 2024. . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today that it has closed a refinancing of its $1.15 billion term loan due in 2026 and upsizing of its revolving credit facility.

The refinancing, among other things, provides a new $500 million tranche F term loan with a maturity date of June 4, 2029, increased aggregate commitments under the Company’s existing $552.5 million tranche of the revolving credit facility that matures on December 31, 2027 by $127.5 million, resulting in aggregate commitments under the revolving credit facility of $680 million, and a termination of the separate commitments under a $72.5 million tranche of the revolving credit facility that matures on December 1, 2026.

With the completion of these refinancing efforts, Gray’s next debt maturity is expected to occur following the 2024 and 2026 political cycles, when its 7.00% Senior Notes mature in May 2027. In addition, in combination with the February 2024 upsizing and extension of its revolver, Gray has now increased its total capacity under, and extended, its revolver from $500 million with varying maturity dates in 2026, to $680 million with a maturity date of December 31, 2027.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets. Its television stations serve 114 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 79 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Jeff Gignac, Executive Vice President, Finance, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv